Exhibit 3.87

RECEIVED
JUN 20 2005
UT.DIV.of CORP.&COMM.CODE

ARTICLES OF ORGANIZATION
OF
DIRECT FINANCIAL SOLUTIONS OF UTAH, L.L.C.

BY AGREEMENT, the undersigned Manager, on behalf of the Members who desire to form a limited liability company pursuant to the Utah Revised Limited Liability Company Act (hereinafter referred to as the “Act”), hereby set forth the following Articles of Organization for such limited liability company (hereinafter referred to as the “Company”):

ARTICLE 1      NAME

The name of the Company is Direct Financial Solutions of Utah, L.L.C.

ARTICLE 2      PERIOD OF DURATION

The period of duration of the Company shall begin as of the effective date of the filing with the state of Utah, and shall continue thereafter until the 31st day of May, 2105, or until such time as it is dissolved by agreement of the Members or upon the occurrence of any of the events provided for under the Act.

ARTICLE 3      PURPOSE

The purposes for which the Company is organized are to engage in any lawful business activities for which limited liability companies may be organized pursuant to the Act.

ARTICLE 4      REGISTERED OFFICE AND AGENT

The name of the original Registered Agent of the Company is Trevin G. Workman, located at 503 West 2600 South, Suite 200, Bountiful Utah 84010.

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed
and approved on this 20 day of June 2005.
In this office of this Division and hereby issued
This Certificate thereof.

Examiner:	[ILLEGIBLE]	Date:	6.24.05
/S/ Kathy Berg
Kathy Berg
Division Director

ILLEGIBLE

ARTICLE 5      FAILURE TO MAINTAIN A REGISTERED AGENT

The Director of the Division of Corporations and Commercial Code of the Utah Department of Commerce (“Division”) is appointed agent of the Company for service of process in the event (i) the agent has resigned, (ii) the agent’s authority has been revoked, or (iii) the agent cannot be found or served with the exercise of reasonable diligence.

ARTICLE 6      DESIGNATED OFFICE

The designated office of the Company shall be 89 East 1400 North, Logan, Utah 84341.

ARTICLE 7      MANAGEMENT

The management of the Company shall be vested in Co-Managers. The names and street addresses of the Co-Managers, who will serve until a successor or successors are elected, are as follows:

NAME	ADDRESS

Todd Jensen	89 East 1400 North
Logan, Utah 84341

Mari-Catherine Vinton	89 East 1400 North
Logan, Utah 84341

ARTICLE 8      AMENDMENT TO THE ARTICLES OF ORGANIZATION

The Articles of Organization of the Company shall be amended if there is a change in Manager of the Company, or for any of the other applicable reasons stated in the Act, and may otherwise only be amended by majority vote of the Members of the Company.

ARTICLE 9      OPERATING AGREEMENT

The Operating Agreement shall set forth all provisions pertaining to control, operations and records of the Company. The Operating Agreement of the Company shall only be altered, amended, or repealed as provided therein. Significant changes in the purposes of the Company or any matters of significant consequence to the existence of the Company, including but not limited to the distribution of substantially all or all of the assets of the Company, shall only be made with the majority written approval of the Members of the Company.

ARTICLE 10      AUTHORITY

No Member shall have authority to act on behalf of or bind the Company without the written approval of the Co-Managers. Only the Co-Managers of the Company, as indicated above, or successor(s) as Manager, and those given authority by such written approval may sign contracts or other instruments on behalf of the Company.

ARTICLE 11      INTEREST OF A MEMBER

An interest of a Member in the Company may only be adjusted, transferred or assigned in accordance with the provisions of the Operating Agreement of the Company. If all of the Members of the Company do not consent to a transfer or assignment, the transferee has no right to participate in the management of the business or affairs of the Company or become a Member and is only entitled to receive the transferor’s share of profits or other compensation.

ARTICLE 12      LIABILITY

Neither the Members, Managers, Employees, nor Agents of the Company shall be personally liable for any debt, obligation, or liability of the Company nor of any other Member, Manager, Employee, or Agent of the Company. Neither shall the Company be liable for any debts, obligations, or liabilities of any Member, Manager, Employee, or Agent.

IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement this 15th day of June, 2005.

MANAGERS:

/s/ Todd Jensen
Todd Jensen

/s/ Mari-Catherine Vinton
Mari-Catherine Vinton

The undersigned hereby accepts appointment as Registered Agent for the above named Company.

REGISTERED AGENT:

/s/ Trevin G. Workman
Trevin G. Workman

 State of Utah DEPARTMENT OF COMMERCE Division of Corporations & Commercial Code Articles of Amendment to Articles of Organization IThis form must be type vtntten or computer generated File Number 5941161-0160 Non-Refundable Processing Fee $37 00 AMENDMENT Pursuant to UCA § 48-2c-408, the individual named below causes this Amendment to the Articles of Organization to be delivered to the Utah Division of Corporations for filing, and states as follows The name of the limited liability company is Direct Financial Solutions of Utah, LLC The Articles of Organization shall be amended as set forth herein (mark all that apply) There is a change in the name of the limited liability company to Cash Central of Utah, LLC The articles of organization are amended as follows A change of ownership structure or exchange/reclassification of interests The amendment was adopted on May (1) ,2007 Each amendment was adopted by the members and any managers, as required by Section 48-2c-803 or 48-2c-204, or otherwise required by the articles or organization or operating agreement Delayed effective date (if not to be effective upon filing) (not to raved 90 chns) Under penalties of perjury, I declare that this Amendment of Articles of Organization has been examined by me and is, to the best of my knowledge and belief, true, correct and complete Typed Name Trevin Workman Capacity Member Manager Signed Dated 5/15/07 Under CRANIA (63-2-2011 all registration Information maintained by the Division is classified as public record For confidentiality purposes, the business entity physical address ma) be provided rather than the residential or private address of any indis dual affiliated with the entity Mailing/Faxing Information www.corporations utah gov/contactus html Division’s Website www.corporations utah gov Date 05/22/2007 Receipt Number 2133254 AMount paid $37 00